FieldPoint Petroleum Provides Production Update on Well #2 in Lea County, New Mexico

September 14, 2012

Most Recent Output Reaches 692 BOPD

Austin, TX (PRNewswire) Sept 14, 2012, FieldPoint Petroleum Corporation (NYSE/MKT:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #2 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “We have promised to keep you informed as to the progress in production from this new well.  The last data that we provided was through September 10.  On September 11, the well produced 436 BOPD.  On September 12, the well produced 692 BOPD, and gas was still being sold.  We will of course continue to keep you informed as important events occur with this well and with any plans to drill a third well on this property. ”

FieldPoint owns a 43.75% working interest, Cimarex owns a 37.5% working interest, and other partners own the remaining 18.75% working interest in the well.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com